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                                                                  EXHIBIT 21.01
                        SUBSIDIARIES OF XCELLENET, INC.

     Each of the following subsidiaries of XcelleNet, Inc. presently does business solely under its name as set forth below.

SUBSIDIARY                                      JURISDICTION OF INCORPORATION

1.  XcelleNet Limited                           United Kingdom

2.  Remoteware, Inc.*                           Georgia

3.  Xventures, Inc.*                            Georgia

4.  XcelleNet Canada, Limited                   Canada

5.  XcelleNet, SARL                             France

6.  XcelleNet, GmbH                             Germany

7.  XcelleNet Australia, PTY. LTD.              Australia

8.  XcelleNet International Inc.                Barbados

9.  Electronic Commerce, Inc.                   North Carolina

* These are non-operating subsidiaries that have substantially no assets or liabilities.